February 26, 2010

Dear Stockholder,

The Board of Directors of Cole Credit Property Trust, Inc. (CCPT) recently met and approved two items that will impact you as an investor in CCPT.  In accordance with ERISA regulations, the Board valued our portfolio as of the year ended December 31, 2009, in order to assist retirement plan fiduciaries, IRA trustees and custodians with their annual reporting requirements.  Accordingly, the Board approved a net asset valuation of $7.65 per share, which you will see on your January statement.  The Board relied on a number of relevant sources to determine this share valuation, including an analysis conducted by a third-party investment banking firm with expertise in this area.  It is important to remember that this share valuation is an estimate and represents only a snap-shot in time.  Most likely, it is not indicative of the price you would receive for your shares in a liquidation event.  The Board’s objective is to undertake a liquidation or other exit strategy at a time that is most opportune for our stockholders, and we believe the current valuation reflects market lows for commercial real estate.

The Board also declared a daily distribution rate of $0.001369999 per share effective March 1, 2010.  This equates to a 5% annualized distribution rate based on a purchase price of $10 per share and a 6.54% annualized distribution rate based on the current valuation of $7.65 per share.  Our disciplined investment strategy, which focuses on net leased properties leased to well established, high-credit quality tenants, has enabled us to support a 7% distribution rate for more than 4 years.  However, we are now faced with managing approximately $50 million of fixed-rate debt that is maturing by year-end 2010. Given the current debt markets, these loans will be refinanced at higher rates compared to when they were originally secured.  They will also have amortization provisions, requiring us to pay down a portion of the principal on a monthly basis over the life of the loan. It is expected that the portfolio will generate funds from operations in excess of the 5% distribution rate, however, these principal payments reduce the amount of funds from operations available for distribution.  We believe that reducing the total amount of outstanding debt through principal payments will help position the portfolio for a healthy exit.

In light of the near collapse of the credit markets and the prolonged economic recession, to which no one is immune, we are very pleased with the way the portfolio is weathering this storm and has maintained a 100% occupancy rate.  Rest assured, we will continue to manage this portfolio in the same conservative fashion we always have.  We look forward to the time when the commercial real estate markets return to valuations that are more favorable and in line with our goals of a successful portfolio exit.

If you have any questions, we encourage you to speak with your financial advisor.  Thank you again for your investment and the trust you have placed with us.

Sincerely,

Christopher H. Cole
Chairman and CEO

Cole Real Estate Investments  •  2575 East Camelback Road, Suite 500  •  Phoenix, Arizona 85016

P: 602.778.8700  •  F: 602.778.8780  •  www.ColeCapital.com